WCM CAPITAL, INC.
                                76 Beaver Street
                                    Suite 500
                             New York, NY 10005-3402
                            Telephone (212) 344-2828

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      To Be Held Friday, November 24, 2000

     An Annual Meeting of Stockholders of WCM Capital, Inc., a Delaware corporation (the "Company") will be held at the Holiday Inn, 275 South Airport Boulevard, South San Francisco, California 94080 on Friday, November 24, 2000 at 9:00 a.m., for the following purposes:

     (1) To elect five directors for a term expiring at the 2001 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

     (2) To approve the appointment of J.H. Cohn LLP as independent auditors for the Company for fiscal year ended December 31, 2000; and

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only holders of the Company's common stock, par value $0.01 per share (the "Common Stock"), of record on October 18, 2000 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. At October 18, 2000, the record date for determination of stockholders entitled to vote at the meeting or any adjournments thereof, 1,782,676 shares of Common Stock were issued and outstanding.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE.
PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.

                                             By Order of the Board of Directors,

                                             /s/ Richard Brannon

                                              New York, New York
October 20, 2000                             /s/ Richard Brannon
                                             -------------------
                                              Richard Brannon, Secretary

                                WCM CAPITAL, INC.
               (Formerly, Franklin Consolidated Mining Co., Inc.)
                             -----------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            Friday, November 24, 2000
                            ------------------------

                                 PROXY STATEMENT
                            ------------------------


                               GENERAL INFORMATION

This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of WCM Capital, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on Friday, November 24, 2000, or any and all adjournments thereof, with respect to the following matters:

     (1) To elect five directors for a term expiring at the 2001 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified (the "Election of Directors");

     (2) To approve the appointment of J.H. Cohn LLP as independent auditors for the Company for fiscal year ended December 31, 2000; and

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Annual Meeting (the "Meeting") will be held on Friday, November 24, 2000 at 9:00 a.m. at the Holiday Inn, 275 South Airport Boulevard, South San Francisco, California 94080. The Notice of Annual Meeting, Proxy Statement, Proxy Card, and the Annual Report will be mailed on or about October 23, 2000 to stockholders of record of the Company as of October 18, 2000.

If the enclosed proxy card is properly executed and returned in time to be voted at the meeting, the shares of Common Stock represented will be voted in accordance with the instructions contained therein. Executed proxies that contain no instructions will be voted in favor of all of the proposals set forth above.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting (except for proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

The presence at the Annual Meeting, whether in person or by proxy, of the holders of at least a majority of the outstanding shares of Common Stock entitled to vote thereat constitutes a quorum for the transaction of business. For purposes of the quorum and the discussion below regarding the votes necessary to take stockholder action, Stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered Stockholders who are present and entitled to vote and they count toward the quorum.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, "broker non-votes," means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions.

Election of Directors. Directors are elected by a plurality vote and the five nominees who receive the most votes will be elected. In the election of Directors, votes may be cast in favor of or withheld with respect to each nominee. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

Approval of Auditor. To be approved, this matter must receive the affirmative vote of the majority of the shares present or by proxy at the Annual Meeting and entitled to vote. Uninstructed shares are entitled to vote on this matter. Therefore, abstentions and broker non-votes have the effect of negative votes.

On October 18, 2000 (the "Record Date"), there were outstanding 1,782,676 shares of Common Stock. Only holders of record of Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock is entitled to one vote for each director to be elected and upon all other matters to be brought to a vote by the Stockholders at the forthcoming Annual Meeting.

Commencing 11 days prior to the date of the Annual Meeting, a complete record of the stockholders entitled to vote at the Annual Meeting, or any adjournment thereof, shall be available for inspection at the Company's executive office during normal business hours by any stockholder for any purpose germane to the Annual Meeting. This record will also be available to stockholders for such purposes at the place of and during the Annual Meeting

The Company's executive offices are currently located at 76 Beaver Street, Suite 500, New York, New York 10005.

REVOCABILITY OF PROXIES

Stockholders who execute proxies for the Annual Meeting may revoke their proxies at any time prior to their exercise, by delivering written notice of revocation to the Company at the address on the Notice of Annual Meeting, by delivering a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

BOARD OF DIRECTORS PROXY SOLICITATION

The costs of soliciting the proxies and of the meeting, including the costs of preparing and mailing this Proxy Statement and other material, will be borne by the Company. In addition to solicitation by mail, certain directors, officers, and regular employees of the Company may, without additional compensation, solicit proxies by telephone, personal interview, or facsimile transmission to encourage stockholder participation in the voting process. The Company also will request banks, brokers and others who hold shares in the Company in nominee names to distribute proxy-soliciting material to beneficial owners, and will reimburse such banks and brokers for reasonable out-of-pocket expenses, which they may incur in so doing.

                              ELECTION OF DIRECTORS


                                 Item 1 on Proxy



The Board of Directors has fixed the number of directors constituting the whole Board as five and has selected the following nominees for election to a term expiring at the 2001 Annual Meeting or until their successors have been elected and qualified:


                               Robert L. Waligunda
                                Vincent DeMartino
                               William C. Martucci
                              William H. Wishinsky
                                   Casey Myhre



Unless authority to vote for directors is withheld in the proxy, the persons named in the accompanying proxy intend to vote for the election of the five nominees listed above.

All nominees have indicated a willingness to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends. Of all of the nominees for director, only Mr. DeMartino was not elected by the stockholders at the last Annual Meeting of Stockholders held in November 1999. There are no family relationships between the nominees for the Board of Directors.

The following biographical information is furnished with respect to each of the five nominees for election at the Annual Meeting.

WILLIAM C. MARTUCCI, Director, age 58. Mr. Martucci has been a Director of the Company since October 28, 1998. From 1974 to the present, Mr. Martucci has served as president and chairman of United Grocers Clearing House, Inc., a privately held company he founded to serve the coupon redemption, fulfillment and promotional needs of manufacturers and retailers. Additionally, Mr. Martucci is the sole shareholder, director, and president of US Mining, Inc., the Company's principal creditor. Mr. Martucci received a Bachelor of Science in Philosophy from Florida International University in 1973.

ROBERT L. WALIGUNDA, Director, President and Treasurer, age 53. Mr. Waligunda has served as a Director of the Company since 1985 and Treasurer of the Company since August 1995. He is a member of the Audit Committee of the Board of Directors. He was Secretary from August 1995 to October 1998 From 1965 to the present, Mr. Waligunda has served as founder, President and principal stockholder of Sky Promotions, Inc., a Pittstown, New Jersey marketing and management  company  involved in sales,  advertising  and  marketing  of hot air balloons and inflatable products. He is the founder and director of International Professional Balloon Pilots Racing Association, a member of the advisory board of Aerostar International, Inc., the world's oldest and largest balloon manufacturing company, and a member of the National Aeronautic Association, the Experimental Aircraft Association, and the Airplane Owner and Pilots Association. Mr. Waligunda received a Masters of Science degree in guidance and psychological services from Springfield College in 1968.

WILLIAM H. WISHINSKY, Director, age 36. Mr. Wishinsky has been a Director of the Company and a member of the Audit Committee of the Board of Directors since October 4, 1999. Since 1990, Mr. Wishinsky has been the owner of William H.
Wishinsky, CPA, P.C., an accounting firm. From 1988 until 1990, he was an accountant at Friedman, Alpren & Green, CPA's in New York City. Mr. Wishinsky graduated from Pace University in New York and received a B.B.A. in Accounting in June 1986. He became a certified public accountant in 1990.

CASEY MYHRE, Director, age 35. Mr. Myhre has been a Director of the Company and a member of the Audit Committee of the Board of Directors since October 4, 1999. Since early 1999, Mr. Myhre has been manager of Kimball International, a furniture manufacturing company. For the four years prior to his being promoted to management he worked for Kimball International as a salesman. Mr. Myhre attended Minnesota School of Business and graduated in 1987.

VINCENT DEMARTINO, Director, age 33. Mr. DeMartino has been a Director of the Company since March 23, 2000. Since 1996, Mr. DeMartino has been Professional Sales Representative and District Trainer for TAP Pharmaceuticals Inc. Prior to 1996 Mr. DeMartino was account executive for Boston Group in New York and maintained brokerage accounts for customers with growth objectives and managed over one million dollars in assets. Mr. DeMartino attended Seton Hall University and received a Bachelors of Arts Degree in May 1989 and majored in criminal justice. He is also accredited with a Series 7 in 1963.

The Board of Directors met by phone two times during 1999. None of the directors attended less than 100% of the meetings of the Board. The Board of Directors established an Audit Committee that currently is comprised of Messrs Waligunda, Wishinsky, and Myhre. Messrs. Wishinsky and Myhre were appointed to the Committee in September 1999 and replace Ronald Ginsberg (who resigned on May 27,
1999) and Robert W. Singer (who resigned on October 4, 1999). All members were reappointed in November 1999 after the Annual Meeting of Shareholders. The Audit Committee did not meet during 1999. The Board of Directors will appoint new members to the Audit Committee at its annual meeting, immediately following the Annual Meeting of Stockholders. The Audit Committee's function includes recommending annually to the Board of Directors a firm of independent auditors to audit and review the Company's books, records and the scope of such firm's audit, reviewing reports and recommendations of the Company's independent auditors, reviewing the scope of all internal audits and reports and recommendations in connection therewith and review non-audit services provided by the Company's principal independent auditors.

EXECUTIVE OFFICERS

The executive officers of the Company are appointed annually by the Board of Directors and, to date, have served an indefinite term. The current officers serve on a part-time basis. No family relationship exists between any of the executive officers of the Company.

Name                       Age               Position

Robert L. Waligunda         53           President, Treasurer and Director


Richard Brannon             49           Vice President and Secretary

Mr. Waligunda's and Mr. Brannon's biographical information is set forth above.

RICHARD BRANNON has served as the Vice President-West Coast Operations since February 1996 and Secretary of the Company since October 1998. Mr. Brannon is a California licensed real estate broker and 100% owner of A Reel Mortgage, Inc., a mortgage and loan servicing company organized in 1991. Mr. Brannon is a founding director of the California Trustee Mortgage Broker Association, a not-for-profit corporation.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Directors, Executive Officers and Principal Stockholders

     The following table lists the beneficial ownership of shares of the Company's Common Stock as of October 15, 2000 for (a) each director, (b) each nominee for director (c) each executive officer, (d) each person who is known by the Company to be the beneficial owner of five percent or more of the outstanding shares of Common Stock and (e) all directors and executive officers as a group.


Name and                                        Amount and
Address of                                      Nature of
Beneficial                                      Beneficial         Percentage
Owner                                           Ownership          of Class
----------                                      ---------          -------------


Robert L. Waligunda (1)                             856 (4)             *

George E. Otten(1)                                   -0-               -0-

William C. Martucci (1)                              -0-(3)            -0-

Richard Brannon (1)(4)                             169,750             10%

William H. Wishinsky (1)                             -0-               -0-

Casey Myhre (1)                                      -0-               -0-

Joseph Laura (5)                                   153,690             10%



All Directors and Executive
Officers as a Group (6 persons,
including the above-listed former
officers and directors)                                                       %
                                                --------------      ----------
                                                   324,296              20    %
--------------------------
*    Less than 1%


1.   Executive officer and/or director of the Company

2.   Includes 856 shares pledged as collateral to a non-affiliate individual.

3. Although Mr. Martucci does not own any shares of the Company's common stock, he is, through his affiliates, the principal creditor of the Company and the principal source of funding for the Company. Accordingly, he has the ability to exert significant influence on the management of the Company. See "Certain Transactions with Executive Officers and Directors" below.

4. Includes 169,750 shares issued in connection with a Service Agreement, dated May 26, 2000.

5. Includes 153,690 shares issued in connection with a Service Agreement, dated May 26, 2000.

To the Company's knowledge and based solely on a review of such materials as are required by the Securities and Exchange Commission, no officer, director or beneficial holder of more than ten percent of the Company's issued and outstanding shares of Common Stock ("Beneficial Owner") has filed any forms and reports required to be filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), during the fiscal year ended December 31, 1999; and no officer, director or Beneficial Holder has submitted any representation letter to the Company stating that they are not subject to the filing requirements under Section 16 of the Exchange Act for fiscal year 1999.

EXECUTIVE COMPENSATION

The Company's two executive officers, Messrs. Waligunda and Brannon, received no significant compensation in fiscal year 1999. The Company granted no options to any of the Company's Executive Officers in 1999. None of the Company's executive officers owns any options of the Company and there were no exercises of any option in 1998 by any such persons.

On May 26, 2000 the Company entered into a Services Agreement with Mr. Brannon pursuant to which Mr. Brannon was issued 169,750 shares of common stock of the Company. The Company registered these shares on Form S-8 on June 6, 2000.

The Company has not adopted any stock option plans, medical insurance plans, or retirement, pension, profit sharing or insurance plans for the benefit of its directors, officers or employees.

No officer or director of the Company receives any cash compensation for services rendered as a director and/or office.

None of the Company officers have entered into written employment agreements with the Company.

CERTAIN TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

During fiscal year 1998, J. Terry Anderson, former director and officer of the Company, loaned the Company approximately $23,000 and Anderson Chemical Company, a company for which Mr. Anderson serves as director and president, loaned the Company approximately $85,000 for working capital and other expenses. Additionally, in July 1996, Anderson Chemical Company loaned the Company $20,000 evidenced by a Promissory Note bearing interest at a rate of 12% per annum. As of the Record Date, these loans remain outstanding.

On December 25, 1976, the Company leased 28-patented mining claims from Audrey and David Hayden ("Hayden") and Dorothy Kennec pursuant to a mining lease and option to purchase dated November 12, 1976 (the "Hayden/Kennec Lease"). The leases expired. However, on November 13, 1997, US Mining, Inc. ("USM"), a New Jersey corporation wholly-owned and controlled by William C. Martucci, a Company director, entered into an agreement with Hayden to purchase her interest in the Hayden/Kennec Lease for a purchase price of $70,000 (the "Hayden-USM Purchase Agreement"). The purchase price is evidenced by note, due on February 2, 1998. Upon the execution of the Hayden-USM Purchase Agreement, USM agreed to extend the Hayden/Kennec Leases upon the same terms and conditions then in effect through March 13, 1998. As of the date hereof, USM has not consummated the transaction contemplated by the Hayden-USM Purchase Agreement; however, the termination date has been extended through December 31, 2000. USM has continued to make royalty payments to Mrs. Hayden pursuant to the terms of the Hayden-USM Purchase Agreement. No assurance can be given as to whether the Hayden-USM
Purchase Agreement will be consummated. In the event that the Hayden-USM Purchase Agreement is not consummated the lease will become invalid and there is no assurance can be given that the Company will not lose its rights to the leasehold properties.

The Company had outstanding an 8% promissory note (the "Note") plus additional liabilities (collectively, the "USM Indebtedness") with an aggregate balance of $ 1,576,158 at September 15, 1999. The USM Indebtedness represents monies advanced to the Company by an affiliate of USM, obligations assumed in connection with the contributions of Joint Venture interests in 1997 and additional advances by USM. The Note was payable on May 4, 1998, and is secured by all the Company's mining claims and mining properties, as well as its interests in the Hayden/Kennec Leases. The Note was subject to successive 30-day extensions throughout 1998 upon the mutual agreement of the maker and lender for no additional consideration. The Note was assigned to USM on March 5, 1998. As of September 15, 1999, the Company has not made any payments of principal and/or interest accrued on the USM Indebtedness. USM and its affiliates have verbally pledged to provide financing to the Company on an as needed basis until on or about December 31, 2000. The Company cannot assure, however, that USM will fulfill its commitment to fund the Company's operations.

In May 2000, the Company entered into a Service Agreement with Mr. Brannon pursuant to which Mr. Brannon was issued 169,750 shares of Common Stock. The shares were registered on Form S-8 in June 2000.

History Of Transactions Between Company And Mr. Martucci And His Affiliated Companies

In early 1997, a former officer of the Company introduced Gems to William C. Martucci ("Martucci") at which time Gems began negotiations with Martucci to effectuate a business combination with Martucci's businesses and Gems business ventures. At that time, Gems controlled an 82.5% interest in the Zeus No. 1 Investments, a California General Partnership formed by the Company and Gems to facilitate the rehabilitation, reclaimation and reopening of the Company's mining ventures (the "Zeus Joint Venture").

However, during mid 1997, it had become apparent to the Company that Gems did not possess the technical and financial resources required to bring the Franklin Mines into operation as contemplated by the Zeus Joint Venture. It was also during this time that the Company began discussions directly with Martucci with respect to a possible business combination between his entities and the Company. As a result of these discussions, on September 25, 1997, the Company entered into a letter of intent with Martucci to acquire all of the outstanding shares of certain entities owned by him, including US Mining, Inc. ("USM") in exchange for 85% of the outstanding shares of stock of the Company. USM is a New Jersey corporation engaged in the business of acquiring and holding mining properties and related acquisition was consummated. Management believed that the financial support to be supplied by Mr. Martucci pursuant to the Martucci letter of intent would be sufficient to fund the Company prior to the consummation of the Transaction.

On November 13, 1997 USM entered into an agreement with Audrey Hayden to acquire her interest in the 28-patented claims comprising the Hayden/Kennec Leases. See
Item 2 - Property - Hayden/Kennec Leases.

On November 25, 1997 USM acquired an aggregate of 82.5% interest in the Zeus Joint Venture in exchange for the assumption of approximately $100,000 in liabilities of Gems (the "Gems Liabilities"). USM thereafter simultaneously assigned the acquired interest to the Company in exchange for the assumption of the Gem's liabilities. The assignment effectively terminated the Zeus Joint Venture giving the Company 100% control over its mining ventures.

On April 6, 1998, Martucci terminated the Letter of intent but continued to fund the Company (the "Advances"). On March 9, 1998, the Company executed a Loan Agreement and Promissory Note (the "USM Note") evidencing the terms upon which the Company would repay the USM advances and upon which USM would advance additional funds to the Company on an "as needed" basis. The USM Note in the principal amount of $955,756 at December 31, 1997 bore interest at a rate of 8% per annum and was due and payable on May 4, 1998, but could be extended on a month-to-month basis. The USM Note is secured by a first priority lien on substantially all of the assets of the Company. As of December 31, 1999, the Company owed USM $1,669,040 of which $1,470,295 is attributable to principal and $198,745 to accrued unpaid interest on the USM Note.

On or about August 3, 1998, the Company entered into agreements with each of USM (the "USM Agreement") and Martucci (the "POS Agreement"). Pursuant to the USM Agreement, USM agreed to forgive the indebtedness of the Company evidenced by the USM Note; release the security interests in the collateral of the Company securing the USM Note and assign its rights to the Hayden-USM Purchase Agreement in exchange for 42.5% of the issued and outstanding shares of the Company. Under the terms of the POS Agreement, Martucci agreed to sell to the Company 100% of the outstanding shares of POS and 100% of the assets in exchange for approximately 42.5% of the issued and outstanding shares of the Company. The Company intended to seek stockholders' approval of these transactions at its Annual Meeting of Stockholders held in October 1998.

In August 1998, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (the "Commission") for its annual meeting of stockholders, which included proposals to approve each of the USM Agreement and the POS Agreement. Shortly after the filing of the preliminary proxy materials, the Commission informed the Company that the staff of the Commission (the "Staff") would be conducting a review of the proxy materials and the proposals. The Company informed USM and Martucci of the Staff's inquiry and was thereafter notified that both parties wished to terminate the agreements under the premise that the Company could not secure stockholder approval of the transactions in a timely manner.

On September 21, 1998, the Company received a letter from USM concerning the monies loaned to the Company by USM, which included the monies owed to USM by the Company pursuant to the terms of the USM Note and an additional $144,280 loaned to the Company subsequent to the date of the USM Note. At a meeting of the Board of Directors of the Company on October 8, 1998, a negotiated settlement agreement was approved by the Board, whereby USM agreed to convert the Company's indebtedness to USM into shares of common stock of the Company at a conversion price equal to 50% of the closing bid price as of the close of business October 7, 1998. The price of the Company's common stock at the close of business on October 7, 1998 was $1.98, as adjusted per share. Therefore, the conversion rate under the settlement agreement would be one share of common stock of the Company for each $1.00, as adjusted of indebtedness of the Company to USM.

It was further agreed that the settlement plan would be implemented in a two-step transaction. Approximately $306,160 of loans would be paid by converting that portion into 309,252, as adjusted shares of common stock of the Company resulting in USM holding approximately 19% of the total issued and outstanding shares of common stock of the Company. The conversion of the remaining indebtedness would be predicated upon either (i) stockholder approval of the issuance of more than 20% of the Company's common stock in the aggregate to USM at a discount to market price as required by the rules of corporate governance promulgated by the NASDAQ Small Cap Market ("NASDAQ"), or (ii) the issuance of a waiver by the NASDAQ excepting the Company for compliance with this rule. USM also agreed that it would continue to provide the Company with financing going forward as further inducement to consummate the settlement agreement set forth above.

Due to the fact that the Company had already expended significant monies to conduct a proxy solicitation for its annual meeting scheduled on October 12, 1998, the Company made application to NASDAQ for a waiver of the meeting requirement described above.

On October 19, 1998, the Company made a formal application to NASDAQ in accordance with Rule 4310(C)(25)(H)(ii) of the NASDAQ Stock Market for a waiver of the requirement that the Company call a meeting of its stockholders to approve the issuance of over 20% in the aggregate of its stock to USM at a price below market price. The rule allows for a waiver of this requirement when, among other things, a delay in securing stockholder approval would seriously jeopardize the financial viability of the Company. On or about October 24, 1998, the NASDAQ Stock Market contacted the Company and indicated that it was inclined to deny the Company's application unless additional information was submitted for review. The Company thereafter withdrew its application and re-opened negotiations with USM. The Company sought to continue discussions with Martucci in hopes of preventing a foreclosure on the USM Note. The Company was successful in convincing Martucci to continue funding the Company in hopes that the Company could begin operations and generate revenues to repay the USM Not.

Mr.  Martucci  was elected to the Board of  Directors  of the Company in October
1998.

On or about June 21, 1999, the Company entered into a letter of intent with USM to purchase substantially all of its assets in exchange for shares of common stock of the Company equal to 69% of the issued and outstanding shares of common stock. The letter of intent further contemplated the forgiveness of the USM Note and release of the security therefore upon the closing of the transaction. On or about October 5, 1999 USM notified WCM Capital, Inc. that it was withdrawing its letter of intent.

On January 18, 2000, the Company, Martucci and USM entered into an agreement whereby the Company agreed to acquire USM in exchange for 7,473,013 shares of the Common Stock, which is approximately 85% of the Company's common stock (the "Transaction"). The terms of this agreement were negotiated between Mr. Martucci and Mr. Waligunda and was approved by the Board of Directors of the Company. The agreement may be terminated by unanimous consent of the parties, in the event of a breach of the terms of the contract by any of the parties, in the event of an injunction preventing the closing or if the closing has not occurred on or before July 16, 2000. As a condition to closing, the Company must seek shareholder approval of the Transaction. In addition, the Company has agreed to grant Martucci piggyback and demand registration rights with respect to the shares he is to receive in the Transaction. The Company has filed a proxy statement with respect to the Transaction which is currently subject to a review by the staff. Upon approval of the proxy statement by the Commission the Company will submit the Transaction to its shareholders for approval.

In March 2000, the Company announced that it has reached an agreement in principal with Martucci to acquire Shoppers Online, Inc. and Freebees, Inc., two related Internet companies 100% owned by him. Shoppers Online was in the process of launching an on line shopping portal (www.shoppersonline.com) and incubator for the development of business-to-business e-commerce. Freebees is developing a give-away, fulfillment and refund web site to be linked to Shoppers Online which will allow Internet consumers to participate in promotional and redemption programs offered by various companies operating in both e-commerce and brick and mortar retail businesses. To memorialize our agreement, the Company and Martucci executed a letter of intent on April 17, 2000. It was anticipated that the Company and Martucci would amend the USM Stock Purchase Agreement to include these Internet businesses as part of the stock for stock transaction contemplated thereby.

After completing our investigation of Shoppers Online and Freebees, it became evident that both Shoppers Online and Freebees were both in the developmental stages and were not generating any revenues. Moreover, we believed that these companies would require additional investments of capital before full-scale operations could begin. At this point, the Company determined that the acquisition of these companies would not add any value to our Company as neither company could provide us with much needed revenues. Therefore, we terminated our letter of intent and decided not to proceed with this transaction. However, we remain committed to acquiring USM.


                             Appointment of Auditors

                              Item 2 on Proxy Card

The Board of Directors has appointed JH Cohn LLP ("Cohn"); to audit the financial statements of the Company for the fiscal year ended December 31, 2000. Stockholders are being asked to ratify this appointment. JH Cohn audited the Company's financial statements for the fiscal years ended December 31, 1995 and 1996. In fiscal year 1999, Ehrenkrantz etal. audited the Company's financial statements. Representatives of JH Cohn or Ehrenkrantz will not be present at the meeting to answer questions or make a statement.

The Company initially retained LLF as its independent auditors for fiscal year 1997 after notifying JH Cohn, LLP ("Cohn") of its decision to dismiss the firm as its independent auditors. The decision to dismiss Cohn was approved by the Board of Directors of the Company. During fiscal year 1995 and 1996 of the Company, none of the reports issued by Cohn on the financial statements of the Company contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to audit scope, or account principles; however, Cohn did include in its audit reports an explanatory paragraph concerning the Company's ability to continue as a going concern. During fiscal years 1995 and 1996 and any subsequent interim periods prepared by Cohn prior to their dismissal, there were no disagreements between the Company and Cohn concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure which would have caused Cohn to make a reference to the subject matter thereof in its report had such disagreement not been resolved to the satisfaction of Cohn.

The proposal will be approved if it receives the affirmative vote of a majority of the shares of Common Stock of the Company represented at the meeting.

The Board of Directors recommends that you vote IN FAVOR OF the appointment of Cohn. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise.

                                 OTHER BUSINESS

The Board of Directors is not aware of any other matters to be presented at the meeting. If any other matters would properly come before the meeting, the persons named in the enclosed proxy form will vote the proxies in accordance with their best judgment.


SUBMISSION OF STOCKHOLDER PROPOSALS

A Stockholder of record may present a proposal for action at the next Annual Meeting of Stockholders provided that the Company receives such proposal at its executive office no later than June 7, 2000. Upon receipt of such proposal, the Company shall set forth the proposal in its Proxy Statement for that meeting. The proponent may submit a maximum of one (1) proposal of not more than five hundred (500) words for inclusion in the Company's proxy materials for a meeting of security holders. At the next Annual Meeting, management proxies will have discretionary authority to vote on stockholder proposals that are not submitted for inclusion in the Company's proxy statement unless received by the Company before August 7, 2000.

The Company files annual, quarterly, and special reports, proxy statements, and other information with the Commission. You may read and copy any reports, statements, and other information that the Company files at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operations of the Public Reference Room. The Company's Commission filings also are available on the Commission's Internet site, which is http://www.sec.gov. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1999 is delivered herewith.



Date: October 20, 1999                   By Order of the Board of Directors

                                         /s/ Richard Brannon
                                         -------------------
                                         Richard Brannon, Secretary

                                WCM CAPITAL, INC.
                          76 Beaver Street - Suite 500
                          New York, New York 10005-3402
                              Phone (212) 344-2828

                   NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
                     To Be Held Thursday, November 24, 2000

     The undersigned hereby appoints Robert L. Waligunda as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote as designated on the reverse side, all the shares of common shares, $0.01 par value per share (the "Common Shares"), of WCM Capital, Inc., a Delaware corporation (the "Company"), at a Special Meeting of Shareholders (the "Meeting") to be held at the Holiday Inn South San Francisco Airport North, 275 South Airport Blvd., South San Francisco, California 94080, on Thursday, November 24, 2000 at 9 a.m., or any postponement or adjournment thereof, for the following purposes.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR ALL PROPOSALS.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                         Please date, sign and mail your
                      Proxy card back as soon as possible!

                         Special Meeting of Stockholders
                                WCM CAPITAL, INC.

                                November 24, 2000



                 Please detach and Mail in the Envelope Provided




/ /  Please mark your
     Votes as in this
     example

                                                       FOR   AGAINST   ABSTAIN

(1)  To elect five directors for a term expiring       / /     / /       / /
     at the 2001 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

(2)  To approve the appointment of J.H. Cohn LLP       / /     / /       / /
     as independent auditors for the Company for fiscal year ended December 31, 2000; and

(3)  To transact such other business as may            / /     / /       / /
     properly come before the meeting or any
     adjournment thereof.


 Only holders of the Company's common stock, par value $0.01 per share (the "Common Stock") of record on October 18, 2000 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. October 18, 2000, the record date for determination of stockholders entitled (a vote at the meeting or any adjournments thereof, 1,782,676 shares of Common Stock were issued and outstanding.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL OUT, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM. THE PROMPT RETURN OF PROXIES WILL SAVE THE EXPENSE INVOLVED IN FURTHER COMMUNICATION.


Signature ____________________   Signature_______________________ Date__________

     NOTE: Please sign exactly as the name appears above. When shares are held by joint tenants, both should sign